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Exhibit 23 (h-7)

                               AMENDMENT NO. 2 TO
                            TRANSFER AGENCY AGREEMENT

     AMENDMENT made the 1st day of July, 2006, between PACIFIC CAPITAL FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Transfer Agency Agreement, dated February 1, 2002, between the Trust and BISYS (as amended and in effect on the date hereof, the "Agreement").

     WHEREAS, under the Agreement BISYS is designated as the Trust's transfer agent and performs the transfer agency services for the Trust that are enumerated in the Agreement or a Schedule thereto;

     WHEREAS, BISYS and Trust wish to enter into this Amendment to the Agreement in order to extend the term of the Agreement and to revise the fee schedule.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

     1.   Amendments.

     (a) Section 1 of the Agreement is hereby amended by inserting the following at the end of the first sentence of Section 1:

               "in accordance with the service standards set forth in Schedule E attached hereto."

     (b) Schedule E attached hereto is hereby incorporated and made a part of the Agreement.

     (c) Section 5 of the Agreement is hereby amended by changing the date "June 30, 2006" in the first sentence of Section 5 to read "December 31, 2009."

     (d) Schedule C of the Agreement is hereby deleted and replaced in its entirety with Schedule C attached hereto.

     2.   Representations and Warranties.

     (a) The Trust represents that it has full power and authority to enter into and perform this Amendment and that this Amendment has been presented to the Trust's Board of Trustees and that the Board of Trustees has approved this Amendment.

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     (b) BISYS represents that it has full power and authority to enter into and perform this Amendment.

     3.   Miscellaneous.

          (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

          (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

          (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                        PACIFIC CAPITAL FUNDS


                                        By: /s/ Robert Crowell
                                            ------------------------------------
                                        Name:   Robert Crowell
                                              ----------------------------------
                                        Title:  President
                                               ---------------------------------


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred Naddaff
                                            ------------------------------------
                                        Name:   Fred Naddaff
                                              ----------------------------------
                                        Title:  President
                                               ---------------------------------


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

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              PACIFIC CAPITAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                              TRANSFER AGENT FEES*

Transfer Agency Fees for Pacific Capital Funds:

     $20.00 per direct account per year
     $15.00 per networked account per year
     $ 1.00 per closed account per year

     BISYS shall also receive a per Fund charge of $45,000 per annum, which fee shall cover up to 4 classes per Fund, plus an additional per Fund charge of $10,000 per annum for each additional class in excess of 4. These fees shall be payable in monthly increments.

In addition, a fee of $15.00 per IRA account will be charged per year to each IRA account.

The per Fund fees payable hereunder shall be subject to increase annually following the first year of the Initial Term to reflect any annual percentage increase in the Consumer Price Index published by the U.S. Department of Labor.

* These fees are in addition to the fees and out-of-pocket expenses provided for elsewhere in this Agreement.


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

                                   SCHEDULE E

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              PACIFIC CAPITAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                SERVICE STANDARDS

The service standards are subject to all terms and conditions of this Agreement, including without limitation, Section 6, and BISYS shall not be subject to the service standards set forth herein in the case of events beyond BISYS' reasonable control including, without limitation, force majeure events and/or when BISYS has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization of filings by the Trust and its investment adviser. BISYS shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Trust or its investment adviser.

BISYS' performance with respect to the service standards in this Agreement, the Sub-Administration Agreement among BISYS, the Bank of Hawaii and the Trust as amended as of the date hereof, and the Fund Accounting Agreement between BISYS and the Trust, as amended as of the date hereof (collectively, the "Service Agreements") shall be measured on a rolling three-month basis and reported on a monthly basis for the previous three months by each category of service standard (category 1, category 2 and category 3) in the aggregate for all Service Agreements (without regard to the Service Agreement under which such services were provided).

If BISYS fails to meet two or more service standards within the same category (without regard to Service Agreement) in any calendar month, such failure shall be referred to as "Similar Deficiency." If a Similar Deficiency occurs in such calendar month and the immediately preceding calendar month, the Trust shall be entitled to a 2.5% reduction in its Net Fees (as defined below) payable to BISYS for the following calendar month. If a Similar Deficiency occurs in such calendar month and each of the two immediately preceding calendar months, the Trust shall be entitled to a 5.0% reduction in its Net Fees payable to BISYS for the following calendar month.

If BISYS fails to meet two or more service standards within different categories (without regard to Service Agreement) in any calendar month, such failure shall be referred to as a "Different Deficiency"). If a Different Deficiency occurs in such calendar month and the immediately preceding calendar month, the Trust shall not be entitled to any reduction in its Net Fees payable to BISYS for the following calendar month. If a Different Deficiency occurs in such calendar month and each of the two immediately preceding calendar months, the Trust shall be entitled to


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a 2.5% reduction in its Net Fees payable to BISYS for the following calendar month. If a Different Deficiency occurs in such calendar month and each of the three immediately preceding calendar months, the Trust shall be entitled to a 5.0% reduction in its Net Fees payable to BISYS for the following calendar month.

"Net Fees" for a particular month shall mean the aggregate fees payable under the Service Agreements, excluding any out-of-pocket expenses or miscellaneous service fees, such as ad hoc reports) with respect to such month's services.

Furthermore, if Similar or Different Deficiencies occur in three months of any rolling four month period, then the Trust shall be entitled to a 2.5% reduction in the Net Fees payable to BISYS for the following month.

However, in no event will the Trust be entitled to a fee reduction greater than 5.0% in any given month.

ITEM                                    FACTOR                       SERVICE LEVEL
----                                    ------                       -------------
Purchases, Redemptions, Exchanges,    Accuracy     98% or better
Distributions, Adjustments -                       Calculations are based on BISYS' service team
Category 2                                         level's performance where measurements are based
                                                   on overall performance of the team servicing
                                                   multiple clients, including the Trust.

Maintenance (including address        Accuracy     95% or better
changes, option changes, transfer                  Calculations are based on BISYS' service team
of assets), New Accounts, Account                  level's performance where measurements are based
Closures - Category 2                              on overall performance of the team servicing
                                                   multiple clients, including the Trust.

Incoming Calls - Category 2           Timeliness   85% answered within twenty (20) seconds

Average answer speed - Category 2     Timeliness   Within twenty (20) seconds

Abandon rate - Category 2             Quality      Not greater than 2.5%

General correspondence - Category 2   Timeliness   95% response within three (3) business days
                                                   Calculations based on BISYS' service team level's
                                                   performance where measurements are based on
                                                   overall performance of the team servicing
                                                   multiple clients, including the Trust.

Confirmations - Category 2            Timeliness   100% mailed within three (3) days of the relevant
                                                   transaction.

Monthly statements - Category 2       Timeliness   100% mailed within five (5) days of the relevant
                                                   month end.

Form 1099-DIV Year-End Tax            Timeliness   Prepare and mail notices to shareholders and
Information - Category 2                           vendors by January 31 of following tax year.

Form 1099-MIS Additional Year-End     Timeliness   Prepare and mail notices to shareholders within
Tax Information - Category 2                       45 calendar days of calendar year-end.


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